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PROMOTIONAL AND LICENSING AGREEMENT

THIS PROMOTIONAL AND LICENSING AGREEMENT (this "Agreement"), dated as of November 23, 1998, is entered into by and between The Jarrett Driving, Adventure, Inc., a Florida corporation ("Company"), and Brett Favre, an individual ("Brett") with reference to the following:

A. Simultaneously with the execution and delivery of this Agreement, (i) Company and Brett are entering into a ten (10) year agreement for Company to pay Brett one million five hundred thousand (1,500,000) shares of common stock of The Jarrett Driving Adventure, Inc., a Florida corporation (valued at $15,000). This payment is in return for Brett granting to Company a license to use Brett's name and likeness in advertising, products and promotional materials, as well as an agreed upon number of appearances per year and an agreed upon number of radio and/or TV commercials, to be specified within this document.

NOW, THEREFORE, in consideration of the obligations and agreements contained herein, the parties hereto agree as follows:

1 .DEFINITIONS. All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Promotion and Licensing Agreement.

1. 1. Licensed Material. "Licensed Material" shall mean the name "Brett Favre", copyrights and trademarks owned or controlled by Brett and any and all names, symbols, emblems, designs, likenesses, photographs, images and visual representations of or relating to Brett that are approved by Brett in his sole and absolute discretion which are to be used strictly for and identified with NASCAR and with The Jarrett/Favre Driving Adventure, Inc. and for no other reason.

1.2. Licensed Products. "Licensed Products" shall mean any goods, products, merchandise or other personal property that (i) have been approved by Brett in his sole and absolute discretion,
(ii) are manufactured or produced by or on behalf of Company,
(iii) contain, embody, depict, (whether in the product itself or in the packaging, marketing or promotional materials) Licensed Material in a manner specifically approved by Brett in his sole and absolute discretion, and (iv) are marketed, sold, distributed or otherwise used by Company in connection with Brett under the terms of this Agreement. It is currently contemplated that the types of products that may be approved by Brett for use as Licensed Products may include, without limitation, some or all of the following: souvenirs, memorabilia, clothing, personal effects, videos, books and magazines. All products must first have written approval by Brett after such products are submitted to James A. Cook Jr. and reviewed and approved by Brett. Grant of license herein is subject to and shall be controlled by any existing contract or extensions thereof which Brett currently has with, including, but not limited to NIKE, NFL Properties, NFL Quarterback Club or any and all contracts existing.

2.  PROMOTIONAL SERVICES.

2.1  Commercials.

(a)  Agreement to Perform.  During the Term (as defined in
Section 4), Brett agrees to serve without charge, but subject to applicable union and guild minimums, as the feature actor in two
(2) commercials per year promoting the Company and the Franchise. Each such commercial shall be no longer than sixty
(60) seconds in length and shall be produced in no more than two
(2) variations. The commercials may be aired on local or national television or radio, or both.
(b) Consultation and Approval Rights. Company shall consult with Brett with respect to the nature, content (including all audio and visual elements) and use of any commercial proposed by Company. Brett shall also have the right to approve in his sole and absolute discretion such nature, content and use of such

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commercial.  Further, Brett shall have the right, in his sole and absolute discretion, to decline to perform in any commercial proposed by Company if he reasonably believes that the content of such commercial would be detrimental to the value of the Licensed Material or to his image or reputation. In addition, Company shall not broadcast a completed commercial until such commercial has been submitted to Brett for his review and Brett has in his sole and absolute discretion approved the completed form of the commercial and the intended broadcast forum.
(c) Scheduling and Expenses. Company shall make best efforts to provide Brett with at least ninety (90) days advance notice of scheduling of proposed commercials, and such scheduling shall be subject to Brett's professional availability. All expenses associated with the production of the commercials, including Brett's reasonable and customary travel expenses, will be paid for by the Company.

2.2. Appearances. Each year during the Term, Brett agrees, subject to Brett's professional availability, to appear at three
(3) events such as grand openings, annual shareholders meeting and other promotional activities.

2.3. Additional Promotional Activities. From time to time during the Term, Company may request that Brett provide other promotional services for the Company in addition to those set forth herein. Brett may decline or accept these requests in his sole and absolute discretion.

3.  LICENSE.

3.1.  Grant of License.  Subject to the terms of this Agreement
Brett hereby grants to Company for the Term (as defined in Section 4 below) a nonexclusive license to utilize the Licensed
Material throughout the world in connection with:

(a) The advertisement, promotion, solicitation and sale of equity and debt investment in Company;
(b) The design, construction, development, promotion, advertising implementation and operation of the Jarrett Driving, Adventure, Inc.
(c) The advertisement, promotion, solicitation and sale of possible franchises.
(d) The design, manufacture, promotion, advertisement, distribution and sale of Licensed Products in connection with the Company.


4. TERM AND TERMRNATION. The term of this agreement (the "Term") shall be ten (10) years beginning with the opening of the first Jarrett Driving Adventure driving school, unless sooner terminated by the occurrence of any of the following:

(a) A material breach by Company of this Agreement which breach has not been satisfied within thirty (30) days of receipt of written notice from Brett thereof,
(b) Upon receipt of written notice from Brett if, as the result of (i) any act or omission of Company, (ii) any claim or charge against Company or (iii) any other occurrence or circumstances involving Company, the continued association of Brett with Company would be detrimental to the value of the Licensed Material or to Brett's image or reputation;
(c) The failure of Company to continually operate and manage the business according to the policies, practices and standards agreed to by the parties;
(d)  The failure of Company to raise the Investment Capital;
(e) The failure of Company to comply with any laws and regulations, the consequences of which are materially adverse to Company.

5. NO COMPETITIVE PROMOTIONS. During the Term, Brett shall not directly or indirectly (whether for compensation or otherwise), provide promotional appearances or services to any business which competes with the Company's business of owning and managing driving schools.


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6.  REPRESENTATIONS AND WARRANTIES

6.1 Representation and Warranties of Company. Company represents and warrants to Brett as follows:

(a) Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of Company are necessary to authorize this Agreement and the transaction contemplated herein.

(b) This Agreement has been executed and delivered by Company and is the valid and binding obligation of Company enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy laws or similar laws affecting creditors' rights generally, and except in so far as the availability of equitable remedies may be limited by applicable law from time to time in effect.

6.2. Representations of Brett. Brett represents and warrants to Company as follows:

(a) Brett hereby has the right and power to grant to Company the rights described herein and is free to enter into this Agreement and to carry out his obligations hereunder.
(b) Brett warrants that, during the Term, he will not commit any act which brings Company into public disrepute or scandal, or which shocks, insults or offends a substantial portion or group of the community or reflects unfavorably on Company.

7.  INDEMNIFICATIOIN.

7.1 Indemnification Obligation. Company shall indemnify, defend and hold harmless Brett from and against any and all claims arising out of or in connection with Brett's appearance in commercials and performance of other promotional activities in accordance with this Agreement.

8.  MISCELLANEOUS.

8.1. Effectiveness of Agreement. This Agreement shall become effective on and as of the date of execution of this Promotion and Licensing Agreement.

8.2. Successors and Assigns. This Agreement shall bind and inure to the benefit of Company and Brett and their respective successors, permitted assign heirs and legal representatives (as the case may be) of Company and Brett.

8.3. Assignment. Company may not assign its rights under this Agreement to any purchaser or transferee without the prior written consent of Brett.

8.4. Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supercedes all prior and contemporaneous arrangements or understandings with respect thereto.

8.5 Amendment and Modification: Waiver. Except as otherwise provided herein, this Agreement may be amended, modified and supplemented and the application of any provision of this Agreement or any rights or obligations of any party hereunder may be waived (either retroactively or prospectively) only by written agreement of the parties hereto affected by such amendment, modification, supplement or waiver. Further, any waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.

8.6 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

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8.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

8.9 Arbitration. Any and all disputes arising hereunder shall be subject to resolution by arbitration.

IN WITNESS WHEREOF, the parties hereto have caused this Promotion Agreement to be executed and delivered as of the date first above written.


By:  Tim Shannon
Date:  3/2/99


Tim Shannon - President
The Jarrett Driving Adventure, Inc.



By:  Brett Favre
Date:  2/26/99

Brett Favre

Addendum 1.0



This Addendum 1.0 is part of the Promotional and Licensing
Agreement dated November 23, 1998 between the company, The
Jarrett Driving Adventure and Brett Favre.

It is agreed upon by both parties, that the company, The Jarrett Driving Adventure, Inc. will not issue any additional common shares, preferred shares or warrants in the company's stock to insiders, directors or affiliates without Brett's approval.

At this time there are no plans for additional offerings, however, in the unlikely event that additional capital for growth is needed it may become necessary to issue additional shares. These shares would result in equal dilution to the value of each share held by all the original shareholders and insiders. Any and all future financings will be offered to Brett prior to outside fulfillment.